As filed with the Securities and Exchange Commission on June 6, 2013

Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
__________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________

NATIONAL RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	47-0634000
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1245 Q Street Lincoln, Nebraska	68508
(Address of Principal Executive Offices)	(Zip Code)

National Research Corporation 2006 Equity Incentive Plan, as amended
(Full title of the plan)
__________________________________

Kevin R. Karas
Senior Vice President Finance,
Chief Financial Officer, Treasurer and Secretary
National Research Corporation
1245 Q Street
Lincoln, Nebraska  68508
(402) 475-2525
(Name, address and telephone number, including area code, of agent for service)
with a copy to: Benjamin F. Garmer, III Russell E. Ryba Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

__________________________________

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Previously Registered: (2)
Class A Common Stock, par value $0.001	1,584,744 shares	(4)	(4)	(4)
Class B Common Stock, par value $0.001	264,124 shares	(4)	(4)	(4)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of Class A Common Stock and Class B Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the National Research Corporation 2006 Equity Incentive Plan, as amended (the “Plan”).

(2)
On May 22, 2013, the Registrant completed a shareholder approved recapitalization (the “Recapitalization”) pursuant to which the Registrant: (i) designated its then existing class of common stock (the “Prior Stock”) as class B common stock (the “Class B Common Stock”); (ii) created a new class of common stock, designated as class A common stock (the “Class A Common Stock”), with 1/100th of a vote per share and the right to receive 1/6th of the dividend, if any, paid on a share of Class B Common Stock; (iii) declared and paid a stock dividend of three shares of Class A Common Stock for each share of Prior Stock; and (iv) reclassified each share of Prior Stock as one-half (1/2) of one share of Class B Common Stock.  Pursuant to the Recapitalization and the terms of the Plan, the 600,000 shares of Prior Stock previously registered pursuant to Registration Statement No. 333-137763 became 1,800,000 shares of Class A Common Stock and 300,000 shares of Class B Common Stock.  No new additional shares are being registered hereunder.

(3)
The “Amount to be Registered” reflects the number of shares of Class A Common Stock and Class B Common Stock still available for issuance under the Plan, out of the 600,000 shares of Prior Stock (or subsequent to the Recapitalization, 1,800,000 shares of Class A Common Stock and 300,000 shares of Class B Common Stock) previously registered pursuant to Registration Statement No. 333-137763.

(4)	Previously paid with Registration Statement No. 333-137763. No new additional shares are being registered hereunder. For additional information, please see notes (2) and (3) above.

Pursuant to Rule 429 under the Securities Act, the Prospectus referred to herein also relates to the Registrant’s Registration Statement on Form S-8 – Registration No. 333-137763.

EXPLANATORY NOTE

The purpose of this Registration Statement is to reflect the recent Recapitalization (as defined below) of National Research Corporation (the “Company”).  On May 22, 2013, the Company completed a shareholder approved recapitalization (the “Recapitalization”) pursuant to which the Company: (i) designated its then existing class of common stock (the “Prior Stock”) as class B common stock (the “Class B Common Stock”); (ii) created a new class of common stock, designated as class A common stock (the “Class A Common Stock”), with 1/100th of a vote per share and the right to receive 1/6th of the dividend, if any, paid on a share of Class B Common Stock; (iii) declared and paid a stock dividend of three shares of Class A Common Stock for each share of Prior Stock; and (iv) reclassified each share of Prior Stock as one-half (1/2) of one share of Class B Common Stock.  Pursuant to the Recapitalization and the terms of the National Research Corporation 2006 Equity Incentive Plan, as amended (the “Plan”), the 600,000 shares of Prior Stock previously registered pursuant to Registration No. 333-137763 became 1,800,000 shares of Class A Common Stock and 300,000 shares of Class B Common Stock.  As of the date of this Registration Statement, there were 1,584,744 shares of Class A Common Stock and 264,124 shares of Class B Common Stock still available for issuance under the Plan.

In order to reflect and implement the Recapitalization, the Board of Directors of the Company amended certain provisions of the Plan, relating to the total number of shares of Class A Common Stock and Class B Common Stock available for issuance thereunder.  The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibit 4.3 to this Registration Statement and incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated herein by reference:

        1.     The Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

        2.     The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

        3.     The Company’s Current Reports on Form 8-K dated May 9, 2013 and May 22, 2013.

        4.     The description of the Company’s Class A Common Stock contained in Item 1 of the Company’s Registration Statement on Form 8-A, dated May 16, 2013, and any amendment or report filed for the purpose of updating such description.

5.     The description of the Company’s Class B Common Stock contained in Item 1 of the Company’s Registration Statement on Form 8-A/A, dated May 16, 2013, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Pursuant to the provisions of the Wisconsin Business Corporation Law, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

The Company’s By-Laws provided for indemnification and advancement of expenses of officers and directors to the fullest extent provided by the Wisconsin Business Corporation Law.

The indemnification provided by the Wisconsin Business Corporation Law and the Company’s By-Laws is not exclusive of any other rights to which a director or officer of the Company may be entitled.

The Company also maintains director and officer liability insurance against certain claims and liabilities which may be made against the Company’s former, current or future directors or officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed as part of this Form S-8  Registration Statement.

Item 9.  Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)         Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on June 6, 2013.

NATIONAL RESEARCH CORPORATION

By:	/s/ Michael D. Hays
Michael D. Hays Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 6, 2013.  Each person whose signature appears below constitutes and appoints Michael D. Hays and Kevin R. Karas, and each of them individually, his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Michael D. Hays	Chief Executive Officer and Director (Principal Executive Officer)
Michael D. Hays

/s/ Kevin R. Karas	Senior Vice President Finance, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)
Kevin R. Karas

/s/ JoAnn M. Martin	Director
JoAnn M. Martin

/s/ John N. Nunnelly	Director
John N. Nunnelly

/s/ Paul C. Shorr III	Director
Paul C. Shorr III

/s/ Gail L. Warden	Director
Gail L. Warden

EXHIBIT INDEX

Exhibit No.	Exhibit
(4.1)
Amended and Restated Articles of Incorporation of National Research Corporation [Incorporated by reference to Exhibit (3.2) to National Research Corporation’s Current Report on Form 8-K dated May 22, 2013.]

(4.2)	By-Laws of National Research Corporation, as amended to date [Incorporated by reference to Exhibit (3.2) to National Research Corporation’s Current Report on Form 8-K dated May 9, 2013.]
(4.3)	National Research Corporation 2006 Equity Incentive Plan, as amended.
(5)	Opinion of Foley & Lardner LLP.
(23.1)	Consent of KPMG LLP.
(23.2)	Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto).
(24)	Power of Attorney (included on the signature page hereto).